Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS SECOND QUARTER 2022 RESULTS

Strong Balance Sheet and Revenue Growth Drive Record Earnings and Returns

Jericho, NY – July 25, 2022 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the second quarter of 2022. Significant achievements during the quarter include:

●	Net income increased 19% to $6.4 million, or $0.78 per diluted share, as compared to $5.3 million, or $0.66 per diluted share on a linked quarter basis. Net income and diluted earnings per share were $4.5 million and $0.57, respectively, for the second quarter of 2021.

●	Industry leading returns on average assets and equity of 2.00% and 17.81%, respectively, as compared to 1.92% and 15.06% on a linked quarter basis. Returns on average assets and equity were 1.84% and 13.76%, respectively, for the second quarter of 2021.

●	Strong net interest margin of 4.46% anchored by variable rate commercial loans as loan yields improved 16 basis points on a linked quarter basis. The net interest margin was negatively impacted in the current quarter by elevated levels of interest earning cash balances. Approximately 59% of our loan portfolio is variable rate and primarily tied to prime.

●	Our loan portfolio increased $41.3 million, or 20% annualized, to $859.3 million on a linked quarter basis, as we continued to focus our digital marketing efforts and resources on higher yielding commercial loans anchored by our national litigation platform.

●	Continued solid credit metrics, asset quality and reserve coverage ratios with minimal nonperforming loans and a reserve for loan losses to total loans of 1.20%.

●	Deposits increased $65.6 million on a linked quarter basis, or 24% annualized, to $1.2 billion with a cost-of-funds of 0.10% (including demand deposits), a direct result of our highly efficient branchless and technology enabled deposit platforms. Demand deposits and escrow-based NOW accounts represented 44% and 39% of total deposits, respectively.

●	Off-balance sheet sweep funds totaled $496.8 million at quarter end while the associated administrative service payments (“ASP”) fees increased to $617 thousand due to increases in short-term interest rates. These sweeps represent additional sources of funding for future loan growth.

●	Growth in payment processing fee income and small business clients nationally totaling $5.5 million and 72,000, respectively. Our technology enabled payments platform facilitated the processing of $7.1 billion in payment volume across 136.1 million transactions for our clients. Fee income represents 31% of total revenue.

●	On June 2, 2022, the Company announced an exclusive agreement with B.E. Blank & Company (“BEB”) to provide growth capital financing to commercial law firms nationally.

●	Effective June 27, 2022, the Company was added as a member of the broad-market Russell 3000 Index as part of the 2022 Russell indexes reconstitution. Based upon its membership in the Russell 3000 Index, the Company has also become a member of the small-cap Russell 2000 Index.

●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Esquire will continue to create value beyond our financial sector peer group by coupling our industry leading returns with two significant national markets primed for disruption,” stated Tony Coelho, Chairman of the Board of Directors.

“There is tremendous growth potential in both our national platforms due to the limited number of participants and the fragmented approach to finance and technology in both markets,” stated Andrew C. Sagliocca, Chief Executive Officer and President.

Second Quarter Earnings

Net income for the quarter ended June 30, 2022 was $6.4 million, or $0.78 per diluted share, compared to $4.5 million, or $0.57 per diluted share for the same period in 2021. Returns on average assets and equity for the current quarter were 2.00% and 17.81%, respectively, compared to 1.84% and 13.76% for the same period of 2021.

Net interest income for the second quarter of 2022 increased $3.0 million, or 28.2%, to $13.7 million, due to growth in average interest earning assets totaling $278.2 million, or 29.2%, to $1.2 billion and increases in the average yields on interest earning assets when compared to the same period in 2021. Our net interest margin decreased slightly to 4.46% in the current quarter as the margin was negatively impacted by elevated levels of average interest earning cash balances funded with low-cost core deposits. Average loans in the quarter increased $141.0 million, or 20.1%, to $841.3 million when compared to the second quarter of 2021, fueled by growth in commercial and multifamily loans. Excluding the effects of our PPP and NFL portfolios in the second quarter of 2021, average loan growth would have been approximately 30%. Our loan-to-deposit ratio was 74.4% as our low-cost deposit base increased $240.8 million, or 26.3%, fueled by demand and escrow deposits. The average yield on loans increased 12 basis points to 5.92% in the current quarter, demonstrating the positive impact short-term rate increases have on our variable rate commercial loans (approximately 59% of our loan portfolio is variable rate and primarily tied to prime). Average securities in the quarter increased $73.3 million to $208.1 million as management opportunistically invested excess liquidity in the bond portfolios driving average yields up 39 basis points to 1.99% and increasing interest income $495 thousand to $1.0 million in the current quarter. The increases in short-term market interest rates also positively affected the yields on other interest earning asset categories alongside those average yield increases noted in the loan and securities portfolios.

The provision for loan losses was $850 thousand for the second quarter of 2022, consistent with the same period in 2021. As of June 30, 2022, Esquire had an allowance to loans ratio of 1.20% as compared to 1.16% in the trailing quarter ended March 31, 2022. The increase in the allowance as a percentage of loans was related to qualitative factors due to the current economic and inflationary environment.

Noninterest income was $6.2 million for the second quarter of 2022, a $742 thousand increase from the same period in 2021, driven by increases in ASP and payment processing fee income. ASP fee income increased $607 thousand to $617 thousand for the second quarter of 2022, primarily due to increases in short-term interest rates on our off-balance sheet funds. Payment processing income was $5.5 million for the second quarter of 2022, a $162 thousand increase from the same period in 2021. Payment processing fees in 2021 totaling $5.4 million were positively impacted by $500 thousand in early termination fees on ISO contracts. Excluding these early termination fees, payment processing fees increased $662 thousand, or 13.6%, from the second quarter of 2021. Payment processing volumes and transactions for the credit and debit card processing platform increased $916 million, or 14.7%, to $7.1 billion and 21.4 million, or 18.6%, to 136.1 million transactions, respectively, for the quarter ended June 30, 2022, as compared to the same period in 2021. These increases were driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases, the reopening of the economy post pandemic and were facilitated by our focus on technology and other resources in the payments vertical. We use proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 72,000 small business merchants in all 50 states, and perform commercial treasury clearing services for approximately $7.1 billion in processing volume across 136.1 million transactions.

Noninterest expense increased $1.3 million, or 14.0%, to $10.4 million for the second quarter of 2022, as compared to the same period in 2021. This increase was primarily driven by increases in employee compensation and benefits, hiring related costs, data processing, advertising and marketing, and travel and business relations. Employee compensation and benefits costs increased $630 thousand, or 11.1%, due to increases in staff and officer level employees to support our growth, investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases. Due to the effects of inflation on the overall economy and consumer prices, we proactively increased our employees’ base salary at year-end in excess of industry and national averages to support employee retention. Hiring related costs increased $188 thousand as we continue to invest in staffing to support our growth. Data processing costs increased $145 thousand, or 16.0%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Advertising and marketing costs increased $89 thousand, or 28.3%, as we continued to grow our digital marketing platform and expand our thought leadership in our national verticals. Travel and business relations costs increased $65 thousand as we re-engaged in our traditional high touch marketing and sales efforts to complement our digital marketing efforts.

The Company’s efficiency ratio was 52.3% for the three months ended June 30, 2022, as compared to 56.5% in 2021.

The effective tax rate was 26.5% for the second quarter of 2022, as compared to 27.0% for the same period in 2021.

Year to Date Earnings

Net income for the six months ended June 30, 2022 was $11.7 million, or $1.43 per diluted share, compared to $8.7 million, or $1.10 per diluted share for the same period in 2021. Returns on average assets and equity for the six months ended June 30, 2022 were 1.96% and 16.44%, respectively, compared to 1.82% and 13.53% for the same period of 2021.

Net interest income for the six months ended June 30, 2022 increased $4.7 million, or 22.9%, to $25.5 million, due to growth in average interest earning assets totaling $226.3 million, or 24.4%, to $1.2 billion and increases in the average yields on interest earning assets when compared to the same period in 2021. Our net interest margin decreased slightly to 4.44% in the current period as the margin was negatively impacted by elevated levels of average interest earning cash balances funded with low-cost core deposits. Average loans increased $120.1 million, or 17.4%, to $809.1 million when compared to the comparable prior year period, fueled by growth in commercial and multifamily loans. The average yield on loans increased 7 basis points to 5.84% when comparing 2022 to the comparable prior period, Average securities increased $67.4 million to $194.8 million as management opportunistically invested excess liquidity in the bond portfolios driving average yields up 32 basis points to 1.91% and increasing interest income $844 thousand to $1.8 million in the current year. The increases in short-term market interest rates also positively affected the yields on other interest earning asset categories alongside those average yield increases noted in the loan and securities portfolios.

The provision for loan losses was $1.5 million for the six months ended 2022, a $1.2 million decrease from the same period in 2021. The decrease in the provision relates to the reduced pandemic related uncertainty and the sale of our legacy NFL consumer loan portfolio to a fund in second quarter of 2022.

Noninterest income was $11.7 million for the six months ended 2022, a $779 thousand increase from the same period in 2021, driven by an increase of $598 thousand in ASP fee income, which is positively impacted by increases in short-term interest rates, volume and duration of off-balance sheet funds, as well as an increase of $108 thousand in our payment processing income. In the prior year, payment processing income included $500 thousand in early termination fees from ISO contracts. Payment processing volumes and transactions for the credit and debit card processing platform increased $2.2 billion, or 19.4%, to $13.3 billion and 44.5 million, or 21.3%, to 253.9 million transactions, respectively, for the six months ended June 30, 2022, as compared to the same period in 2021. These increases were driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases, the reopening of the economy post pandemic and were facilitated by our focus on technology and other resources in the payments vertical.

Noninterest expense increased $2.5 million, or 14.3%, to $19.8 million for the six months ended 2022, as compared to the same period in 2021. This increase was primarily driven by increases in employee compensation and benefits, hiring related costs, data processing, travel and business relations, and occupancy and equipment, offset by a decrease in professional and consulting services. Employee compensation and benefits costs increased $1.8 million, or 16.6%, due to increases in staff and officer level employees to support our growth, investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases. Due to the effects of inflation on the overall economy and consumer prices, we proactively increased our employees’ base salary at year-end in excess of industry and national averages to support employee retention. Professional and consulting service costs decreased $121 thousand, or 7.7%, partially offsetting the increase in employee compensation and benefits as previously contracted consultants were hired, primarily in our technology development and digital marketing departments. Hiring related costs increased $175 thousand as we continue to invest in staffing to support our growth. Data processing costs increased $303 thousand, or 17.2%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $92 thousand, or 6.5%, primarily due to amortization of our investments in internally developed software to support our new digital platform and additional office space to support our continued growth. Travel and business relations costs increased $116 thousand as we re-engaged in our traditional high touch marketing and sales efforts to complement our digital marketing efforts.

The Company’s efficiency ratio was 53.2% for the six months ended June 30, 2022, as compared to 54.7% in 2021.

The effective tax rate was 26.5% for the six months ended 2022, as compared to 25.8% for the same period in 2021.

Asset Quality

At June 30, 2022, nonperforming loans held for investment were minimal, totaling $4 thousand. As of June 30, 2022, the allowance for loan losses was $10.3 million, or 1.20% of total loans, as compared to $14.0 million, or 1.98% of total loans at June 30, 2021. The decrease in the allowance as a percent of loans was primarily due to the charge-off of $9.0 million upon reclassification of the legacy NFL consumer post settlement loan portfolio from held for investment to held for sale during the third quarter of 2021 that was subsequently sold to a fund on April 1, 2022.

Balance Sheet

At June 30, 2022, total assets were $1.3 billion, reflecting a $251.6 million, or 23.8% increase from June 30, 2021. This increase was attributable to loans held for investment increasing $152.0 million, or 21.5%, to $859.3 million, driven by commercial and multifamily loans, funded with low-cost deposits. Excluding the effects of the NFL reclassification (third quarter of 2021) totaling $25.9 million and net payoffs of our PPP loans totaling $23.6 million, our loan growth was $201.5 million, or 30.6%, when comparing June 30, 2022 to 2021. Our higher yielding commercial loans grew 36.5% during this same period. Our sales pipeline remains robust, driven by our current and future digital marketing plans, robust proprietary CRM platform and our employees that support current and future growth. Commencing in the first quarter of 2022, we invested a portion of our excess liquidity in held-to-maturity securities, totaling $76.3 million at June 30, 2022. Our available-for-sale securities portfolio decreased $3.6 million, or 2.9%, to $122.7 million as compared to June 30, 2021.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	At June 30,		At December 31,		At June 30,
	2022		2021		2021
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate:
Multifamily	$259,579	30.2%	$254,852	32.5%	$201,171	28.4%
Commercial real estate	80,488	9.3	48,589	6.1	53,771	7.6
1 – 4 family	33,565	3.9	40,753	5.2	44,423	6.3
Total real estate	373,632	43.4	344,194	43.8	299,365	42.3
Commercial	478,149	55.6	427,859	54.6	350,326	49.4
PPP	—	—	4,249	0.5	23,561	3.3
Consumer	8,327	1.0	8,681	1.1	9,268	1.3
NFL Consumer	—	—	—	—	25,945	3.7
Total loans held for investment	$860,108	100.0%	$784,983	100.0%	$708,465	100.0%
Deferred loan fees and unearned premiums, net	(778)		(466)		(1,088)
Loans, held for investment	$859,330		$784,517		$707,377

Loans held for sale, net (included in Other assets)	$—		$14,100		$—

Total deposits were $1.2 billion as of June 30, 2022, a $240.8 million, or 26.3%, increase from June 30, 2021. This was primarily due to a $117.5 million, or 29.7%, increase in noninterest bearing demand deposits to $513.1 million, a $115.6 million, or 22.8%, increase in Savings, NOW and Money Market deposits to $623.4 million, and a $7.7 million increase in time deposits to $19.0 million. The increase in deposits was primarily driven by commercial and escrow low-cost and noninterest bearing deposits from our litigation and small business platforms. Off-balance sheet sweep funds totaled $496.8 million at quarter end, representing additional sources of funding for future growth. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

Stockholders’ equity increased $10.9 million to $145.5 million as of June 30, 2022, compared to June 30, 2021, primarily due to net income and amortization of share-based compensation, partially offset by other comprehensive losses of $11.6 million. This other comprehensive loss reflects the current unrealized losses on our available-for-sale agency MBS portfolio that have been negatively impacted by recent increases in short-term market interest rates and not due to credit concerns. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; the continuing impact of the COVID-19 pandemic on our business and results of operation; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	June 30,	December 31,	June 30,
	2022	2021	2021
ASSETS
Cash and cash equivalents	$155,196	$149,156	$145,736
Securities purchased under agreements to resell, at cost	49,031	50,271	51,373
Securities available-for-sale, at fair value	122,664	148,384	126,300
Securities held-to-maturity, at cost	76,282	—	—
Securities, restricted at cost	2,810	2,680	2,680
Loans, held for investment	859,330	784,517	707,377
Less: allowance for loan losses	(10,271)	(9,076)	(14,017)
Loans, net of allowance	849,059	775,441	693,360
Premises and equipment, net	3,010	3,334	2,931
Other assets	51,635	49,504	35,697
Total Assets	$1,309,687	$1,178,770	$1,058,077

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$513,131	$409,350	$395,644
Savings, NOW and money market deposits	623,378	599,747	507,743
Certificates of deposit	18,981	19,312	11,274
Total deposits	1,155,490	1,028,409	914,661
Other liabilities	8,670	6,626	8,746
Total liabilities	1,164,160	1,035,035	923,407
Total stockholders' equity	145,527	143,735	134,670
Total Liabilities and Stockholders' Equity	$1,309,687	$1,178,770	$1,058,077

Selected Financial Data
Common shares outstanding	8,080,486	8,088,846	7,830,704
Book value per share	$18.01	$17.77	$17.20
Equity to assets	11.11%	12.19%	12.73%

Capital Ratios (1)
Tier 1 leverage ratio	10.53%	11.46%	12.29%
Common equity tier 1 capital ratio	14.17%	14.79%	16.60%
Tier 1 capital ratio	14.17%	14.79%	16.60%
Total capital ratio	15.27%	15.89%	17.86%

Asset Quality - Loans Held for Investment
Nonperforming loans	$4	$6	$2,271
Allowance for loan losses to total loans	1.20%	1.16%	1.98%
Nonperforming loans to total loans	0.00%	0.00%	0.32%
Nonperforming assets to total assets	0.00%	0.00%	0.21%
Allowance to nonperforming loans	NM	NM	617%

(1) Regulatory capital ratios presented on bank-only basis.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Interest income	$13,955	$10,860	$25,980	$21,107
Interest expense	282	193	520	388
Net interest income	13,673	10,667	25,460	20,719
Provision for loan losses	850	850	1,490	2,650
Net interest income after provision for loan losses	12,823	9,817	23,970	18,069

Noninterest income:
Payment processing fees	5,513	5,351	10,829	10,721
Other noninterest income	696	116	882	211
Total noninterest income	6,209	5,467	11,711	10,932

Noninterest expense:
Employee compensation and benefits	6,299	5,669	12,433	10,666
Other expenses	4,092	3,448	7,339	6,639
Total noninterest expense	10,391	9,117	19,772	17,305
Income before income taxes	8,641	6,167	15,909	11,696
Income taxes	2,290	1,665	4,216	3,020
Net income	$6,351	$4,502	$11,693	$8,676

Earnings Per Share
Basic	$0.83	$0.60	$1.53	$1.17
Diluted	$0.78	$0.57	$1.43	$1.10

Selected Financial Data
Return on average assets	2.00%	1.84%	1.96%	1.82%
Return on average equity	17.81%	13.76%	16.44%	13.53%
Net interest margin	4.46%	4.49%	4.44%	4.50%
Efficiency ratio (1)	52.3%	56.5%	53.2%	54.7%

(1)	Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended June 30,
	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$841,336	$12,423	5.92%	$700,349	$10,120	5.80%
Securities, includes restricted stock	208,091	1,033	1.99%	134,828	538	1.60%
Securities purchased under agreements to resell	48,536	190	1.57%	51,142	160	1.25%
Interest earning cash and other	132,487	309	0.94%	65,947	42	0.26%
Total interest earning assets	1,230,450	13,955	4.55%	952,266	10,860	4.57%

NONINTEREST EARNING ASSETS	45,672			31,519

TOTAL AVERAGE ASSETS	$1,276,122			$983,785

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$608,817	$255	0.17%	$416,389	$173	0.17%
Time deposits	19,178	26	0.54%	10,980	19	0.69%
Total interest bearing deposits	627,995	281	0.18%	427,369	192	0.18%
Borrowings	103	1	3.89%	104	1	3.86%
Total interest bearing liabilities	628,098	282	0.18%	427,473	193	0.18%

NONINTEREST BEARING LIABILITIES
Demand deposits	493,997			414,216
Other liabilities	11,021			10,826
Total noninterest bearing liabilities	505,018			425,042
Stockholders' equity	143,006			131,270

TOTAL AVG. LIABILITIES AND EQUITY	$1,276,122			$983,785
Net interest income		$13,673			$10,667
Net interest spread			4.37%			4.39%
Net interest margin			4.46%			4.49%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Six Months Ended June 30,
	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$809,130	$23,443	5.84%	$689,003	$19,699	5.77%
Securities, includes restricted stock	194,782	1,849	1.91%	127,370	1,005	1.59%
Securities purchased under agreements to resell	49,071	322	1.32%	51,293	320	1.26%
Interest earning cash and other	102,637	366	0.72%	61,640	83	0.27%
Total interest earning assets	1,155,620	25,980	4.53%	929,306	21,107	4.58%

NONINTEREST EARNING ASSETS	48,216			31,182

TOTAL AVERAGE ASSETS	$1,203,836			$960,488

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$549,361	$473	0.17%	$409,620	$347	0.17%
Time deposits	19,210	45	0.47%	11,084	39	0.71%
Total interest bearing deposits	568,571	518	0.18%	420,704	386	0.19%
Borrowings	76	2	5.31%	77	2	5.24%
Total interest bearing liabilities	568,647	520	0.18%	420,781	388	0.19%

NONINTEREST BEARING LIABILITIES
Demand deposits	482,034			400,597
Other liabilities	9,725			9,807
Total noninterest bearing liabilities	491,759			410,404
Stockholders' equity	143,430			129,303

TOTAL AVG. LIABILITIES AND EQUITY	$1,203,836			$960,488
Net interest income		$25,460			$20,719
Net interest spread			4.36%			4.39%
Net interest margin			4.44%			4.50%